Exhibit H
JOINT FILING AGREEMENT
     We, the undersigned, agree that the attached Amendment to the Schedule 13D relating to the common stock of Neurochem Inc., is filed on behalf of each of us.
Date: October 19, 2007

P.P. LUXCO HOLDINGS II S.A.R.L.

By:	/s/ Dr. Francesco Bellini	/s/ John W. Churchill

Name: DR. FRANCESCO BELLINI		JOHN W. CHURCHILL, TRUSTEE
Title: Manager

By:	/s/ Jean-Christophe Dauphin	/s/ Vernon H. Strang

Name: JEAN-CHRISTOPHE DAUPHIN		VERNON H. STRANG, TRUSTEE
Title: Manager

PICCHIO PHARMA INC.

By:	/s/ Carole Gagnon	/s/ Dr. Francesco Bellini

Name: CAROLE GAGNON		DR. FRANCESCO BELLINI
Title: Secretary

FMRC FAMILY TRUST		POWER TECHNOLOGY INVESTMENT CORPORATION

By:	/s/ Vernon H. Strang	By:	/s/ Peter Kruyt

Name: VERNON H. STRANG		Name: PETER KRUYT
Title: Trustee		Title: President

/s/ Roberto Bellini		/s/ Carlo Bellini
ROBERTO BELLINI		CARLO BELLINI